EXHIBIT 4.9

                              SEPARATION AGREEMENT

     SEPARATION AGREEMENT (this "Agreement") dated as of August 1, 2002 (this "Agreement") by and between XYBERNAUT GMBH, a corporation organized under the laws of the Federal Republic of Germany ("GMBH"), XYBERNAUT CORPORATION, a Delaware corporation ("XC"; and GMBH and XC sometimes collectively, the "Company"), and Mr. Daniel J. Butler ("Butler").

     WHEREAS, Butler is employed by GMBH as the Director of GMBH; and

     WHEREAS, Butler and the Company mutually wish to terminate Butler's employment relationship with GMBH, upon the terms, provisions and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the covenants set forth herein, and other good and valuable consideration, the receipt and legal adequacy of which is hereby acknowledged, the parties agree as follows:

          1. Butler hereby represents and warrants to the Company that he understands all of the terms and provisions of this Agreement, the consequences of entering into this Agreement and that Butler is entering into this Agreement of his own free will, without any duress, after having had an opportunity to review and discuss this Agreement with legal counsel of his choosing and such other advisors as Butler considered appropriate.

          2. Butler's employment by the Company in all respects shall terminate by mutual agreement of the parties as of the date hereof, subject to this Agreement being effective as of the Effective Date (as hereinafter defined). As a result thereof, Butler represents and warrants to the Company that as of the Effective Date Butler will remove all of his personal belongings from the Company premises, wherever situated. Except for his personal belongings, Butler shall not remove any property, assets, software or systems from any of the Company's premises or the Company's systems, as applicable. In this regard, Butler will have (i) no right to any unpaid salary or bonuses; (ii) no claim for vacation leave, sick leave or similar accruals, or for payments on account of any such accruals; (iii) no right to receive any payments or benefits from the Company, including under any employee benefit plans or arrangements; (iv) no vested right in any pension, profit sharing or other retirement, savings or employee benefit plan of the Company; and (v) no right to reimbursement of expenses incurred on behalf of the Company or otherwise, except to the extent otherwise expressly set forth in this Agreement. The only payments to Butler based upon or related to the termination of his employment with GMBH are those expressly set forth in this Agreement.

          3. (a) Butler acknowledges and agrees that the Company has informed him that he will receive a severance benefit if, and only if, he executes this Agreement and fully complies with all of its terms and provisions. Butler further acknowledges and agrees that he understands that the Company will not be required to provide the severance benefit until the Effective Date of this Agreement. Subject to the foregoing, Butler shall receive four (4) months of his salary under Butler's current Employment Contract with GMBH (the "Employment Agreement"), by being issued 160,264 shares of common stock, par value $0.01 per share of XC (the "Common Stock"), together with an additional 8,013 shares of Common Stock, for a total of 168,277 shares of Common Stock (the "Shares"). This severance payment should replace and supercede in its entirety any severance benefit provided for in the Employment Agreement. XC grants Butler piggyback registration rights on the next registration statement filed by XC which presently anticipates to be in the first two weeks of September 2002 with respect to all of the Shares.

               (b) Promptly following the execution and delivery of this Agreement, XC shall cause the GMBH to pay all salary and other benefits to Butler which are payable to him for the period ending on July 31, 2002.

               (c) GMBH shall pay Butler(euro)601.03 in respect of accrued and unpaid business expenses.

               (d) If Butler physically relocates to the United States, as his principal residence at any time prior to October 31, 2002, the Company shall reimburse Butler for up to $10,000 of moving expenses upon presentation of appropriate documentation.

          4. In order to induce XC to issue the Shares pursuant to Section 3(a) hereof to Butler, Butler hereby represents and warrants to XC as follows:

               (a) Butler is aware of what constitutes an "accredited investor" as that term is defined under Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and under applicable state securities laws, and Butler represents and warrants that is an "accredited investor" for purposes of Regulation D and such state securities laws.

               (b) Butler acknowledges that an investment in the Shares and the Warrants is a speculative investment and involves a high degree of risk, and that XC makes no assurances whatsoever concerning the present or prospective value of the Shares. Butler is able to bear the economic risks of an investment in the Shares, and, consequently, without limiting the generality of the foregoing, is able to hold the Shares for an indefinite period of time and has a sufficient net worth to sustain a loss of its entire investment in the Shares in the event such a loss should occur.

               (c) Butler is acquiring the Shares for Butler's own account for investment and not with a view to or for resale in connection with any distribution of the Shares. Butler has not offered or sold any portion of the Shares and has no present intention of dividing the Shares with others or of selling, distributing or otherwise disposing of any portion of the Shares either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance.

               (d) Butler understands that the issuance of the Shares has not been registered under the Securities Act and that the Shares have been issued in reliance upon an


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

exemption therefrom for non-public limited offerings. Butler acknowledges that the Shares constitute "restricted securities" under the Securities Act and they may not be sold, transferred, assigned, pledged or otherwise disposed of, except pursuant to a registration statement that is declared effective under the Securities Act, or an exemption from registration under the Securities Act as determined by XC's legal counsel. Butler further acknowledges and agrees that XC will place an appropriate restrictive legend on the certificate for the Shares, as applicable, to comply with the Securities Act and to identify the Shares as "restricted securities".

               (e) Butler further acknowledges that no United States federal agency (including, without limitation, the SEC), state agency or other similar agency or regulatory authority of any other country, has reviewed, approved, passed upon or made any recommendation or endorsement regarding XC or the Shares or the Warrants.

               (f) Butler acknowledges that XC is relying on the accuracy of Butler's representations and warranties set forth this in Section 4 in issuing the Shares to Butler.

          5. (a) Butler acknowledges and agrees that neither this Agreement nor anything contained in this Agreement constitutes an admission or acknowledgment by the Company of any: (i) liability; (ii) violation of any federal, state or local law, regulation, order, rule or other requirement of law, in each case, whether domestic or foreign; (iii) breach of any contract or other agreement, actual or implied; (iv) commission of any tort; or (v) other civil wrong of any nature.

             (b) Butler further warrants to the Company that he has received payment of his salary and all other benefits due him under the Employment Agreement through July 31, 2002.

          6. Butler acknowledges and agrees that he understands there are various laws and regulations prohibiting employment discrimination or otherwise regulating employment or claims related to employment pursuant to which he may have rights or claims. These laws and regulations include, without limitation, the following: Title VII of the Civil Rights Act of 1964, as amended, including the Equal Employment Opportunity Act of 1972; the Age Discrimination in Employment Act of 1967, as amended (the "ADEA"); the Americans with Disabilities Act of 1990; the National Labor Relations Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act of 1988; the Family and Medical Leave Act; 42 U.S.C. ss.1981; all federal, state and local laws regarding human rights, employment and unemployment insurance. Butler further acknowledges and agrees that he understands there are other statutes and laws of contract and tort that may relate to his employment with GMBH and/or the termination of Butler's employment with GMBH. BUTLER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY RIGHTS HE MAY HAVE UNDER THESE AND ANY OTHER LAWS (IN EACH CASE AS NOW IN EFFECT AND ANY SUCCESSORS THERETO), AND UNDER LAWS OF CONTRACT AND TORT, BUT HE DOES NOT INTEND TO WAIVE, NOR IS HE WAIVING, ANY RIGHTS OR CLAIMS THAT MAY ARISE UNDER THE ADEA AFTER THE DATE THAT BUTLER EXECUTES THIS AGREEMENT.


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

          7. In consideration of the agreements, covenants and obligations contained herein, the parties mutually release each other as follows:

               (a) Butler for himself and his heirs, estate and personal representatives and each of their respective successors and assigns, does hereby release and forever discharge the Company, its parent, subsidiaries, affiliates and divisions, and each of their respective successors and assigns, and all of their past and present directors, officers, representatives, shareholders, agents, employees and each of their respective heirs and personal representatives of any of them (each a "Company Released Party"), from any and all charges, claims, actions, causes of action, suits and other proceedings and any losses, obligations, promises, damages, judgments, demands, costs and expenses (including, without limitation, attorneys' fees and expenses) of every kind, nature and description, and including, without limitation, claims under contract or tort and claims arising out of or relating to Butler's employment with GMBH or the termination of his employment with GMBH and his rights or Options (as hereinafter defined), whether known or unknown, suspected, disclosed or undisclosed, claimed or concealed, from the beginning of time through the date of the Agreement which Butler could assert against any Company Released Party, except that nothing herein shall be construed as restricting or releasing Butler's rights or claims that may arise by virtue of a breach of this Agreement by the Company. If Butler violates this Agreement by filing or bringing any charge, claim, action, suit or other proceeding against any Company Released Party which is contrary to the release granted by this Section 7(a), or by improperly asserting as a defense the exception set forth in the immediately preceding sentence of this Section 7(a), in each case as determined by a court of competent jurisdiction, then in addition to any other remedies which may be available to any of the Company Released Parties, including, but not limited to, remedies for breach of contract, Butler will pay all of the costs and expenses (including, without limitation, attorneys' fees and expenses) incurred by any Company Released Party in defending or responding against such charge, claim, action, suit or other proceeding brought by Butler or on Butler's behalf.

               (b) In consideration of Butler's relinquishing any and all claims against the Company Released Parties, the Company does hereby release and forever discharge Butler and his successors, assigns, heirs, estate and personal representatives (each, a "Butler Released Party"), from any and all charges, claims, actions, causes of action, suits or other proceedings and any losses, obligations, promises, damages, judgments, demands, costs and expenses (including, without limitation, attorneys' fees and expenses) of every kind, nature and description, and including, without limitation, claims under contract or tort and claims arising out of or relating to Butler's employment with GMBH or the termination of his employment with GMBH, whether known or unknown, suspected, disclosed or undisclosed, claimed or concealed, from the beginning of time through the date of this Agreement which the Company could assert against any Butler Released Party, except that nothing herein shall be construed as restricting or releasing the Company's rights or claims that may arise (i) due any action by Butler which would constitute fraud or a breach of fiduciary duty under applicable law while Butler was employed by GMBH or XC and (ii) by virtue of a breach of this Agreement by Butler. If the Company violates this Agreement by filing or bringing any charge, claim, action, suit or proceeding against any Butler Released Party which is contrary to the release granted by this Section 7(b), or by improperly asserting as a defense the exceptions set forth in items
(i) or (ii) of this Section 7(b), in each case as determined by a court of competent jurisdiction, then in addition to all other


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

remedies which may be available to any Butler Released Party, including, but not limited to, remedies for breach of contract, the Company will pay all of the costs and expenses (including, without limitation, attorneys' fees and expenses) incurred by any Butler Released Party in defending or responding to such charge, claim, action, suit or other proceeding brought by the Company or on the Company's behalf.

               (c) Butler hereby acknowledges and agrees that as an employee of GMBH he was in a confidential relationship with each of GMBH and XC and has had access to Confidential Information of the Company. For purposes of this Agreement, the term "Confidential Information" shall mean all confidential information regarding the Company, including, but not limited to, customer lists, vendor lists, product lists, price lists, product strategies, sales reports, financial data and reports, marketing and sales plans, strategies and procedures, pricing strategies, purchasing and sales strategies, operational techniques, business plans and systems, quality control procedures and systems, internal control procedures, accounting and reporting systems, special projects, employee compensation, personnel and any other records, intellectual property rights and intellectual property strategies, applications or other information which is not in the pubic domain or is otherwise proprietary to the Company.

               (d) Butler agrees that he shall not, directly or indirectly, use, or disclose to any third party any Confidential Information. Each of Butler and the Company agrees to use their reasonable best efforts to keep the terms and provisions of this Agreement confidential and not to disclose such terms and provisions to any third party, except (x) each of Butler and the Company may make disclose of this Agreement and its terms and provisions pursuant to applicable subpoena, law or regulation and (y) to their respective legal counsel and accountants.

               (e) Butler represents and warrants that he has returned to the Company all equipment and other property of the Company and all documents, materials, computer disks and other materials that are based upon any Confidential Information or Proprietary Processes (and all copies of same) in his possession or control (regardless of the medium in which maintained), including, but not limited to, all documents and other materials containing Confidential Information.

               (f) For the twelve (12) month period following the Effective Date, Butler shall not, directly or indirectly, employ or solicit to employ for himself or others any employee of the Company or to solicit any such employee of any of the Company to leave such employee's employment or join the employ of another, then or at a later time, except a solicitation made by Butler for an entity formed with XC's concurrence to engage in the business engaged in by GMBH.

               (g) It is expressly acknowledged and agreed by Butler that his obligations set forth in this Section 7 were an inducement to the Company to enter into this Agreement and that the scope of the provisions set forth in this
Section 7 are in each case reasonable and necessary in light of the circumstances. If, for any reason, any aspect of any provision set forth in this
Section 7 as they apply to Butler is determined by a court of competent jurisdiction, to be unreasonable, illegal, invalid or unenforceable, any such provision shall, to the


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

fullest extent possible, be modified by the court to the minimum extent required by applicable law to make the provisions legal, valid and enforceable to the fullest extent permitted by applicable law. Butler hereby acknowledges and agrees that his services were and continue to be of a unique character and he expressly grants the Company the right to enforce the provisions of this Section 7 through the use of all remedies available at law or in equity, including, but not limited to, obtaining a court order, an injunction (both permanent and temporary) or other equitable relief prohibiting Butler from threatening to breach, breaching or continuing to breach any provision of this Section 7, without the Company being required to post a bond or other security or prove any amount of actual damages.

          8. Any options to purchase Common Stock which were previously granted to Butler and which are vested as of the date of this Agreement shall continue to be exercisable for a period of six (6) months from the date of this Agreement, regardless of any continuing provision which may be set forth in the stock option plan under which the Options are issued.

          9. (a) At the request of the Company, Butler hereby agrees to afford GMBH such assistance in regard to the business of GMBH with respect to matters in which he was involved during his employment with GMBH; provided that doing so does not interfere with Butler's then current employment.

              (b) Butler will not testify or give evidence in any forum or in any action, suit or other proceeding concerning his employment or termination of employment with GMBH or otherwise relating to the Company or its business or activities, unless required by applicable subpoena, law or regulation or requested to do so in writing by the Company.

          10. Butler agrees not to disparage or denigrate the Company or any of its officers or directors at any time, whether orally or in writing. The Company agrees not to disparage or denigrate Butler at any time, whether orally or in writing.

          11. Each of the parties agrees that this Agreement shall be deemed to have been made within the Commonwealth of Virginia, and shall be interpreted, construed, governed by and enforced in accordance with and governed by the laws of the Commonwealth of Virginia, without regard to its conflicts of laws principles. Each of the parties hereby unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the Commonwealth of Virginia located in Fairfax County and the Federal District Court for the Eastern District of Virginia with respect to any action, suit or any proceeding to enforce this Agreement and waives the right to trial by jury in any such action, suit or other proceeding. This Agreement shall be construed and interpreted without regard to any presumption against the Company, which is the party that caused this Agreement to be drafted.

          12. Each of Butler and the Company acknowledges that this Agreement may not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the "Commission") to enforce the ADEA, or be used to justify interfering with the protected right of an employee to file a charge or participate in an investigation or proceeding conducted by the Commission under the ADEA.


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

          13. Butler hereby acknowledges and agrees that he was given a copy of this Agreement, and that he has had an opportunity to and did consult an attorney of his choosing before signing it and was given a reasonable period of time to consider this Agreement prior to its execution by Butler. Butler further acknowledges that in signing this Agreement, he has relied only on the promises written in this Agreement and not on any other promise or representation made by the Company or any of its directors or officers. This Agreement may not be modified, amended, altered, waived or supplemented except by a written instrument executed by each of the parties hereto.

          14. This Agreement shall become effective (the "Effective Date") on the date the earlier of (i) the date Butler releases any right to revoke this Agreement or (ii) seven (7) days from the date Butler receives an executed copy of this Agreement from the Company.

          15. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (b) if mailed first class international mail, six (6) business days after being mailed, (c) if delivered by a recognized international overnight courier service (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (d) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party's telecopier machine). All such notices, demands, consents, requests, instructions and other communications will be sent to the addresses or facsimile numbers set forth below:

               (a)  if to the Company:

                    Xybernaut Corporation
                    12701 Fair Lakes Circle
                    Fairfax, Virginia 22033
                    Facsimile:  703-631-6734
                    Attn:  H. Jan Roltsch-Anoll, Esq.
                           General Counsel

               with a copy to:

                    Jenkens & Gilchrist Parker Chapin LLP
                    The Chrysler Building
                    405 Lexington Avenue
                    New York, New York  10174
                    Attention:  Martin Eric Weisberg, Esq.
                    Facsimile:  212-704-6288


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

               (b) if to Butler:

                   Mr. Daniel J. Butler

                   -------------------------
                   -------------------------

or to such other address as a party shall have designated by notice given to the other party pursuant hereto.

          16. This Agreement may not be amended, modified or waived, except by an instrument in writing executed by each of the parties hereto. This Agreement sets forth the entire understanding and agreement between the parties with respect to its subject matter and it supersedes all prior and/or contemporaneous understandings and agreements with respect to such subject matter (whether written or oral) all of which are merged herein,, including, without limitation, the Employment Agreement; provided that Section 12 of the Employment Agreement shall remain in full force and effect. There are no promises or representations between the parties, except for those which are expressly set forth herein.

          17. This Agreement may be executed in separate counterparts, each of which shall be an original, but all of which, when taken together, shall constitute one and the same instrument. This Agreement may be executed by facsimile signature which will constitute valid and enforceable signatures for all purposes.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.


                                        XYBERNAUT GMBH


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        XYBERNAUT CORPORATION

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:



                                        ----------------------------------------
                                        Daniel J. Butler